EXHIBIT 5.1

April 26, 2005

Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, California 94039-1113

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     As counsel to Finisar Corporation, a Delaware corporation ( the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 34,000,000 shares of common stock, $0.001 par value (the “Common Stock”), of the Company (the “Shares”) to be sold by the selling stockholders named in the Registration Statement.

     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP